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                                                                    Exhibit 10.6

















                          ----------------------------

                               PURCHASE AGREEMENT

                          ----------------------------


                                  By and Among

               Columbus Acquisition Corp., a Florida corporation,

         Montclair Acquisition LLC, a Florida limited liability company,

               Greystone Acquisition Corp., a Florida corporation,

                   US Diagnostic Inc., a Delaware corporation

                   USD Montclair, Inc., a Delaware corporation

                                       and

                 Meditek Industries Corp., a Florida corporation

                               September 20, 2000


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                               PURCHASE AGREEMENT

         This PURCHASE AGREEMENT is dated this 20th day of September, 2000 by and among Columbus Acquisition Corp., a Florida corporation ("Columbus Acquisition"), Montclair Acquisition LLC, a Florida limited liability company ("Montclair Acquisition"), Greystone Acquisition Corp., a Florida corporation ("Greystone Acquisition," and collectively with Columbus Acquisition and Montclair Acquisition, "Purchasers"), US Diagnostic Inc., a Delaware corporation ("USD"), USD Montclair, Inc., a Delaware corporation ("USD Montclair"), and Meditek Industries Corp., a Florida corporation ("Meditek," and together with USD Montclair and USD, "Sellers").

                                    RECITALS

         WHEREAS, Columbus Diagnostic Center, Inc., a Delaware corporation ("Columbus"), owns and operates an outpatient medical diagnostic imaging center located at 2040 Tenth Avenue in Columbus, Georgia, otherwise known as "Columbus Diagnostic Center", USD Montclair owns 800 membership units comprising an 80% membership interest in Montclair Road Imaging, LLC, an Alabama limited liability company ("Montclair LLC"), which owns and operates an out patient medical diagnostic imaging center located at 924 Montclair Road, Suite 108, Birmingham, Alabama 35213, otherwise known as "Montclair Diagnostic Center", and Meditek Greystone, Inc., a Florida corporation ("Greystone"), owns and operates an outpatient medical diagnostic imaging center located at 7500 Hugh Daniel Drive in Hoover, Alabama, otherwise known as "Greystone Imaging Center" (each such center a "Business" and collectively, the "Businesses");

         WHEREAS, Joseph A. Paul ("Paul"), an officer and equity holder of each Purchaser, is also the Chief Executive Officer and a member of the Board of Directors of USD and an officer and director of each of Columbus, USD Montclair and Greystone and accordingly has intimate knowledge of the Businesses;

         WHEREAS, USD owns 100% of the outstanding capital stock of Columbus (the "Columbus Shares"), USD Montclair owns 800 membership units comprising an 80% membership interest in Montclair LLC (the "Montclair Membership Units") and Meditek owns 100% of the outstanding capital stock of Greystone (the "Greystone Shares," and together with the Columbus Shares and the Montclair Membership Units, the "Purchased Shares");

         WHEREAS, USD directly or indirectly owns 100% of the outstanding capital stock of USD Montclair and Meditek;

         WHEREAS, the parties have determined that it is advisable and in their best interests that Columbus Acquisition purchase the Columbus Shares, Greystone Acquisition purchase the Greystone Shares and Montclair Acquisition purchase the Montclair Membership Units all upon the terms and subject to the conditions set forth herein; and

         WHEREAS, Purchasers and Sellers desire to make certain representations, warranties, covenants and agreements in connection with, and establish various





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conditions precedent to the consummation of the transactions contemplated under this Agreement.

         NOW, THEREFORE, in consideration of the recitals herein before stated and the mutual representations, warranties, covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Purchasers and Sellers do hereby represent, warrant, covenant and agree as follows:

                                    AGREEMENT

                             SECTION 1. DEFINITIONS

         1.1. DEFINED TERMS. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

         "ACCOUNTING STANDARDS" means the accounting policies and procedures of Sellers as described in USD's 1999 Annual Report on Form 10-K, which policies and procedures comply with GAAP.

         "AFFILIATE" with respect to any Person means any Person which, directly or indirectly, through one or more intermediaries, controls the subject Person or any Person which is controlled by or is under common control with a Controlling Person. For purposes of this definition, "CONTROL" (including the correlative terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "AGREEMENT" means this Purchase Agreement together with all exhibits and schedules contemplated hereby.

         "BUSINESSES" is defined in the preamble of this Agreement.

         "CLOSING" is defined in Section 4.1 of this Agreement.

         "CLOSING DATE" is defined in Section 4.1 of this Agreement.

         "COLUMBUS ACQUISITION" is defined in the preamble of this Agreement.

         "EMPLOYEES" is defined in Section 5.9 of this Agreement.

         "GOVERNMENTAL AUTHORITY" means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether federal, state or local (domestic or foreign).

         "GREYSTONE ACQUISITION" is defined in the preamble of this Agreement.

         "PAUL" is defined in the preamble of this Agreement.



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         "LIEN" means any lien, charge, claim, restriction, encumbrance, security interest or pledge of any kind whatsoever.

         "LOSSES" is defined in Section 12.2 of this Agreement.

         "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Businesses taken as a whole or (ii) a material adverse effect on Sellers' ability to enter into or perform their obligations under this Agreement.

         "MONTCLAIR ACQUISITION" is defined in the preamble of this Agreement.

         "PERMITTED LIENS" means (i) Liens for taxes not yet due and payable,
(ii) easements, covenants, conditions and restrictions of record, (iii) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of any Business, (iv) any zoning or other governmentally established restrictions or encumbrances, (v) workers or unemployment compensation Liens arising in the ordinary course of business securing amounts which are not delinquent, (vi) mechanic's, materialman's, supplier's, vendor's, landlord's or similar Liens arising in the ordinary course of business securing amounts which are not delinquent, (vii) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs which are not material to any Business, and (viii) other immaterial imperfections of title, easements, covenants, conditions, restrictions or encumbrances.

         "PERSON" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

         "PURCHASE PRICE" is defined in Section 3.1 of this Agreement.

         "PURCHASED SHARES" is defined in the preamble of this Agreement

         "PURCHASERS" is defined in the preamble of this Agreement.

         "PURCHASERS' KNOWLEDGE" means (i) the actual knowledge, after reasonable inquiry, of Paul, (ii) the actual knowledge of each officer, director and equity holder of each Purchaser, other than Paul, (iii) and the actual knowledge of each officer, director and equity holder of a Permitted Assignee other than Paul.

         "SELLER" and "SELLERS" is defined in the preamble of this Agreement.

         "SELLERS' KNOWLEDGE" means the actual knowledge, after reasonable inquiry, of the chief operating officer of USD.

         "TAXES" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) including federal, state, city, county, foreign or other, franchise, capital stock, real



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property, personal property, tangible, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise, gross receipts and all other taxes of any kind for which any Seller, Columbus, Greystone or Montclair LLC may have any liability imposed by the United States or any state, county, city, country or foreign government or subdivision or agency thereof, whether disputed or not.

         1.2. OTHER DEFINITIONAL AND INTERPRETIVE PROVISIONS.

                  (a) Unless otherwise defined herein, all terms defined in this Agreement shall have the defined meanings when used in any certificate, schedule, report or other document made or delivered pursuant hereto.

                  (b) The inclusion of any information on any schedule to this Agreement shall not be deemed to be an admission or acknowledgment by Sellers, in and of itself, that such information is required to be listed on such schedule or is material to or outside the ordinary course of the Businesses. Any disclosure made in any schedule to this Agreement which should, based on the substance of such disclosure, be applicable to another schedule to this Agreement shall be deemed to be made with respect to such other schedule regardless of whether or not a specific reference is made thereto.

                            SECTION 2. SALE OF STOCK

         2.1. PURCHASE AND SALE OF STOCK. On the Closing Date, Meditek will convey, transfer and assign to Greystone Acquisition all of Meditek's right, title and interest in and to the Greystone Shares, free and clear of all Liens, and USD will convey, transfer and assign to Columbus Acquisition and Montclair Acquisition all of USD's right, title and interest in and to the Columbus Shares and the Montclair Membership Units, respectively, free and clear of all Liens.

                            SECTION 3. PURCHASE PRICE

         3.1. PURCHASE PRICE. The aggregate purchase price for the Purchased Shares shall be $7,150,000 (i) plus all amounts expended by USD to date in connection with the formation and operation of Montclair LLC as set forth on
SCHEDULE 3.1, and (ii) less the credit for paid time off due to the Employees as set forth on SCHEDULE 3.1 hereto (the "Purchase Price"), and such cash portion shall be payable to Sellers by a certified or bank cashier's check or wire transfer of immediately available funds pursuant to wire instructions provided by Sellers to Purchasers on or before the Closing Date. The Purchase Price shall be allocated by mutual agreement of the parties within 14 days after the Closing Date as provided in Sections 10.1 and 10.4 hereto.

                               SECTION 4. CLOSING

         4.1. CLOSING. The closing of the transactions contemplated herein (the "Closing") shall be held at 11:00 a.m. West Palm Beach time on or before October 31, 2000, at the offices of USD located at 250 South Australian Avenue, Clearlake Center,




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9th Floor, West Palm Beach, Florida 33401, unless the parties agree to another time, date or place. Notwithstanding the foregoing, unless this Agreement has been previously terminated pursuant to the provisions of Section 13.1, the Closing may be delayed up to the fifth business day after all of the conditions set forth in Section 7 and Section 8 have been satisfied. The term "Closing Date" shall mean the date on which the Closing occurs. The Closing shall be deemed effective as of 11:59 p.m. West Palm Beach time on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

              SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLERS

         Except as otherwise disclosed to Purchasers in the schedules to this Agreement, each Seller (USD, USD Montclair and Meditek) hereby represents and warrants the following to Purchasers:

         5.1. ORGANIZATION, POWER AND QUALIFICATION. Each of the Sellers, Columbus and Greystone is a corporation and Montclair LLC is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. Each of the Sellers, Columbus, Greystone and Montclair LLC (as applicable) has the power and authority to own, lease, and operate its properties and assets and to carry on its business and each of the Sellers has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         5.2. CORPORATE ACTION. All corporate action necessary on the part of each Seller, as the case may be, to authorize the execution and delivery to Purchasers of this Agreement and the performance or satisfaction of the obligations of such Seller in connection with the transactions contemplated by this Agreement has been or will have been duly taken prior to the Closing. This Agreement constitutes the valid and binding obligation of each Seller and is enforceable against each Seller in accordance with its terms, except as such enforcement may be affected by bankruptcy, moratorium or other laws relating to creditor's rights generally or general principles of equity.

         5.3. CONSENTS; NO BREACH. Except as set forth on SCHEDULE 5.3, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of any Seller is required in connection with the valid execution and delivery of this Agreement. Except as set forth on SCHEDULE 5.3, the execution, delivery and performance of this Agreement by each Seller and the consummation of the transactions contemplated hereby will not: (i) violate any provision of its Certificate or Articles of Incorporation, Bylaws or any amendment thereto of such Seller, as the case may be; (ii) violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract of such Seller; (iii) violate in any material manner any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, such




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Seller; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

         5.4. CAPITALIZATION. As of the date hereof, the authorized capital stock of Greystone is 10,000 shares of common stock, par value $0.01 per share, the authorized capital stock of Columbus is 1,000 shares of common stock, par value $0.01 per share, and Montclair LLC has issued 1000 Membership Units. All issued and outstanding shares of capital stock or membership units of Greystone, Columbus and Montclair LLC, respectively, are duly and validly authorized, issued, fully paid and nonassessable. There are no outstanding (a) securities convertible into or exchangeable for such capital stock and membership units;
(b) options, warrants, or other rights to purchase or subscribe to such capital stock or membership units or securities convertible or exchangeable for such capital stock or membership units; or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of such capital stock or membership units. USD owns the Columbus Shares free and clear of all liens, security interests and encumbrances and, upon delivery of the certificates in accordance with this Agreement, Columbus Acquisition will be the record and beneficial owner of the Columbus Shares. Meditek owns the Greystone Shares free and clear of all liens, security interests and encumbrances and, upon delivery of the certificates in accordance with this Agreement, Greystone Acquisition will be the record and beneficial owner of the Greystone Shares. USD Montclair owns the Montclair Membership Units free and clear of all liens, security interests and encumbrances and, upon delivery of the certificates in accordance with this Agreement, Montclair Acquisition will be the record and beneficial owner of the Montclair Membership Units.

         5.5. NO BROKERS OR FINDERS. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon any Seller for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement.

         5.6. COMPLIANCE WITH LAW; LICENSES. To Sellers' Knowledge, Montclair LLC, Columbus and Greystone are not operating the Businesses in violation of any applicable state or municipal laws, regulations or ordinances, the violation of which would have a Material Adverse Effect. To Sellers' Knowledge, Montclair LLC, Columbus and Greystone possess all licenses and other required governmental or official approvals, permits, consents and authorizations required for the operation of the Businesses, except to the extent failure to possess such license, approval, permit, consent or authorization would not have a Material Adverse Effect.

         5.7. LITIGATION. Except as disclosed on SCHEDULE 5.7, there is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Columbus, Montclair LLC, USD Montclair or Greystone which could have a Material Adverse Effect. Except as disclosed on SCHEDULE 5.7, there is no action, suit, or claim or legal, administrative or arbitration proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to Sellers' Knowledge threatened against or involving Columbus, Montclair LLC, USD Montclair or Greystone which could have a Material Adverse Effect.



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         5.8. MATERIAL CONTRACTS. SCHEDULE 5.8 sets forth all material contracts of (i) each Seller, which are solely for the benefit of the Businesses, (ii) Columbus, (iii) Montclair LLC, and (iv) Greystone (including without limitation any contracts for employment of the Employees (as defined in Section 5.9 below)) (the "Material Contracts"). The Material Contracts are valid, binding, enforceable and existing agreements, in full force and effect against each Seller, Columbus, Montclair LLC and Greystone (as applicable), except as such enforcement may be affected by bankruptcy, moratorium or other law affecting creditor's rights generally or general principles of equity. To Sellers' Knowledge, none of Sellers, Columbus, Montclair LLC and Greystone is in default in any material respect under any of the Material Contracts (nor to Sellers' Knowledge, have they received notice of the default of any other party to any Material Contracts), and to the Knowledge of each Seller, no condition exists which with notice or lapse of time or both would constitute default thereunder.

         5.9.     EMPLOYMENT MATTERS; BENEFITS.

                  (a) SCHEDULE 5.9(a) contains a true and complete list of each Employee Benefit Plan in which the employees of the Businesses (the "Employees") participate, and in respect of such Employee Benefit Plans, Sellers have delivered to Purchasers true and complete copies of all documents (including the most recent document incorporating all amendments to such Employee Benefit Plans). At no time has any Business or any of its Affiliates contributed to, been required to contribute to, or incurred any withdrawal liability with respect to a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA). The transactions contemplated by this Agreement will not result in liability to the Businesses or Purchasers under Section 4069 of ERISA. None of the assets owned by the Business is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, and no fact or event exists that could give rise to any such lien.

                  (b) Since January 1, 2000, there has been no material work stoppage against the Businesses nor, to Sellers' Knowledge, is any such stoppage threatened. The Businesses have not been involved in or, to Sellers' Knowledge, threatened with any collective bargaining dispute, arbitration, lawsuit or administrative proceeding relating to a collective bargaining matter involving the Employees (excluding routine workers' compensation claims) that, if adversely determined, would have a Material Adverse Effect.

                  (c) SCHEDULE 5.9(c) hereto contains a true, correct and complete list or copy of the following:

                           (i) the names of the Employees and USD's Employee
Manual containing existing policies relating to vacation, severance, maternity, sick leave and other employment policies;

                           (ii) current annual salaries, terms of service and
accrued vacation time, sick time and other liabilities to the Employees; and

                           (iii) the amounts of bonuses accrued and unpaid to
such employees and the amounts of cash bonuses paid to such employees since December 31, 1999.



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                  (d) There are no collective bargaining agreements relating to or affecting the Businesses.

                  (e) Each of the Employees is an at will employee.

         5.10. PROPERTY.

                  (a) LEASED REAL PROPERTY. SCHEDULE 5.10(a) contains a description of each parcel of real property used by each Business (the "Leased Real Property"). To each Seller's Knowledge, such Seller has not received notice of any material violation of any applicable deed restriction, building code, zoning ordinance, covenant or other law or regulation with respect to the Leased Real Property. To each Seller's Knowledge, no default or breach exists under any of the terms, covenants, conditions, or restrictions set forth in the leases pursuant to which each Business occupies its Leased Real Property, except defaults or breaches which would not have a Material Adverse Effect on such Business.

                  (b) PERSONAL PROPERTY; TITLE; ENCUMBRANCES. Columbus, Greystone and Montclair LLC have good title to all of their assets, free and clear of any material Liens, other than as set forth on SCHEDULE 5.10(b) or Permitted Liens. No default or breach exists under any terms, covenants, conditions, or restrictions set forth on any leases relating to such assets, except defaults or breaches which would not have a Material Adverse Effect on any Business.

         5.11. ENVIRONMENTAL MATTERS. SCHEDULE 5.11 sets forth information as to any violation, with respect to any Leased Real Property, if any, relating to a Business, of any existing federal, state, local or foreign law or regulation (or order, permit, plan or compliance schedule) pertaining to environmental protection, including without limitation the discharge or disposal of air or water pollutants, poisoned waste wells or the storage, treatment or disposal of solid or hazardous or toxic substances (collectively, "Environmental Laws") of which the Sellers have received notice with regard to a Business which would result in a Material Adverse Effect.

         5.12. FINANCIAL STATEMENTS. Attached to this Agreement as SCHEDULE 5.12 are unaudited consolidated balance sheets of Columbus Diagnostic Center and Greystone Imaging Center as of December 31, 1999 and June 30, 2000 and statements of earnings of Columbus Diagnostic Center and Greystone Imaging Center for the twelve month period ended December 31, 1999 and the six month period ended June 30, 2000 (collectively, the "Financial Statements"). The Financial Statements (i) present fairly in all material respects the financial condition of Columbus Diagnostic Center and Greystone Imaging Center and their results of operations for such period in accordance with the Accounting Standards, and (ii) have been prepared in accordance with the Accounting Standards (other than the absence of notes to the Financial Statements) for the periods covered by such statements.

         5.13. UNDISCLOSED LIABILITIES. Except as and to the extent reflected in the Financial Statements, to Sellers' Knowledge, the Businesses do not have any material liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise (including indebtedness to USD and its Affiliates), other than




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those incurred in the ordinary course of business since June 30, 2000 which, (i)
under the Accounting Standards, are required to be disclosed in the Financial Statements, and (ii) would have a Material Adverse Effect on such Business.

         5.14. TAXES. All federal, state and other tax returns of the Businesses required by law to be filed have been duly filed, and except as set forth on
SCHEDULE 5.14, all such tax returns were correct and complete in all material respects. Except as set forth on SCHEDULE 5.14, all such federal, state and other Taxes, assessments, fees and other federal governmental charges shown to be due and payable on such returns have been paid, except such Taxes which are being contested in good faith or for which the dates for payment have been extended, which contests and extensions are identified on SCHEDULE 5.14 hereto.

         5.15. INTELLECTUAL PROPERTY. No Business has any right, title or interest in or to patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights (collectively, "Intellectual Property") relating to such Business. Except for off-the-shelf software licenses, each Business is not a licensee in respect of any Intellectual Property. No claim is pending or, to Sellers' Knowledge, threatened to the effect that the operations of any Business infringes upon or conflicts with the asserted rights of any other Person under any Intellectual Property or licensed software.

         5.16. ABSENCE OF CERTAIN CHANGES. Except as otherwise permitted or disclosed in this Agreement or disclosed on SCHEDULE 5.16, since June 30, 2000;

                  (a) there has not occurred an event which has resulted in a Material Adverse Effect;

                  (b) each Business has been operated in the ordinary course of business;

                  (c) no Business has sold or transferred any real property or medical equipment that would eliminate a modality of such Business (except for medical equipment that was replaced with comparable equipment) or waived any rights under any Material Contract for periods after the close of business on the Closing Date;

                  (d) no Seller has granted any general or uniform increase in the rates of pay of the Employees (other than normal merit increases);

                  (e) other than in the ordinary course of business, no Seller has authorized any material capital expenditure as to any Business;

                  (f) other than in the ordinary course of business, no Seller has entered into any material transaction with respect to any Business other than this Agreement and any other agreement executed and delivered pursuant to this Agreement; and

                  (g) no Business has experienced damage, destruction or loss (whether or not covered by insurance) which would have a Material Adverse Effect.



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         5.17. RELATIONS WITH SUPPLIERS AND CUSTOMERS. Except for changes that would not have a Material Adverse Effect, no supplier, payor or referring physician of any Business has provided to a Seller or Business written notice that it will cease to do business or reduce its previous levels of business with such Business or Purchasers after the consummation of the transactions contemplated hereby.

         5.18. FRAUD AND ABUSE. To each Seller's knowledge (without inquiry), no Business has engaged in any activities which are prohibited under ss.1320a-7b of Title 42 of the United States Code or the regulation promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct including, but not limited to, the following (except where such activities would not have a Material Adverse Effect): (a) knowingly and willfully making or causing to be made a materially false statement or representation of a material fact in any application for any benefit or payment;
(b) knowingly and willfully making or causing to be made any materially false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) any failure by a claimant to disclose knowledge of the occurrence of any material event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or (ii) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         5.19. TITLE TO PROPERTY. At the Closing, each of Columbus, Greystone and Montclair LLC will have good title to all of its assets, free and clear of all Liens, subject only to (i) the Permitted Liens and (ii) those Liens set forth on SCHEDULE 5.19, which Liens are the sole Liens being assumed or taken subject to by Purchasers pursuant to the terms of this Agreement. Effective as of the Closing, the Liens will secure only obligations to be assumed under the contracts relating solely to the Businesses and not any other obligations or indebtedness of any Seller.

         5.20. NO ADDITIONAL REPRESENTATIONS. No Seller makes any representations or warranties, express or implied, of any nature whatsoever, with respect to the Businesses or the Purchased Shares, except for the representations and warranties in this Section 5. It is understood that any cost estimates, projections or other predictions contained or referred to in the schedules hereto and any cost estimates, projections or predictions or any other information contained or referred to in other materials that have been or shall hereafter be provided to Purchasers or any of their representatives are not and shall not be deemed to be representations or warranties of any Seller.



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                    SECTION 6. REPRESENTATIONS AND WARRANTIES
                                 OF PURCHASERS

         Each Purchaser hereby represents and warrants to each Seller, the following:

         6.1. BINDING OBLIGATION. This Agreement constitutes the valid and binding obligation of each Purchaser and is enforceable against each Purchaser in accordance with its terms, except as such enforcement may be affected by bankruptcy, moratorium and other laws relating to creditor's rights generally or general principles of equity.

         6.2. CONSENTS; NO BREACH. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Purchasers is required in connection with the valid execution and delivery of this Agreement. Purchasers shall have on or before the Closing all necessary or appropriate licenses, permits or others approvals from all applicable Governmental Authorities which allow Purchasers to operate the Businesses and to assume the obligations and operations of the Businesses. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract or other agreement to which Purchasers are a party; (ii) violate in any material manner any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Purchasers; or (iii) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

         6.3. LITIGATION. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Purchasers. There is no action, suit or claim or legal, administrative or arbitration proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to Purchasers' Knowledge, threatened, against or involving Purchasers.

         6.4. NO BROKERS OR FINDERS. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Purchasers for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement.

         6.5. INVESTMENT INTENT. Purchasers are acquiring the Purchased Shares for their own account and not with a view to, or in connection with, any distribution thereof within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Purchasers acknowledge and agree that the certificates evidencing the Purchased Shares shall bear a legend to that effect. Any sale, transfer or other disposition of the Purchased Shares by Purchasers will be made in compliance with all applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Purchasers have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of its investment in the Purchased Shares. Purchasers have had full and complete access to all information concerning the condition, properties, operations and prospects of Columbus, USD Montclair and Greystone. In addition, Purchasers have had an opportunity to ask questions of and to receive information from other officers of each Seller and persons acting on their behalf concerning Columbus, USD Montclair and Greystone. Purchasers expressly acknowledge and agree that they are not relying on Sellers with respect to any matter, except for the representations of Sellers set forth in
Section 5, in connection with Purchasers' investigation or evaluation of the Businesses.

         6.6. INFORMATION. Each Purchaser has been given access to information concerning the condition, properties, operations and prospects of the Businesses. Each Purchaser has had an opportunity to ask questions of and to receive information from Sellers and persons acting on their behalf concerning the Businesses. Each Purchaser acknowledges that it has undertaken an independent investigation and verification of the Businesses and their assets, including without limitation the financial condition of the Businesses. As part of its investigation, each Purchaser was given certain forecasts, projections and opinions prepared or furnished by or on behalf of Sellers with respect to the Businesses (the "Additional Financial Information"). Each Purchaser has taken responsibility for evaluating the adequacy of the Additional Financial Information. Each Purchaser is familiar with the uncertainties inherent in attempting to make such forecasts, projections and opinions and has taken such uncertainties into account in its evaluation of the Additional Financial Information. Each Purchaser expressly acknowledges and agrees that it is not relying on Sellers with respect to any matter in connection with its investigation or evaluation of the Businesses or the assets, including, but not limited to, any Additional Financial Information provided by Sellers with respect to the Businesses, except for the representations of Seller set forth in
Section 5 of this Agreement.

         6.7. PERSONAL INVESTMENT. Each Purchaser is acquiring the Purchased Shares as an investment and has not entered into any agreement to resell the Purchased Shares or any assets of the Businesses other than to a Permitted Assignee pursuant to Section 14.8. In addition, Purchasers do not have a current intention to resell the Purchased Shares or any of the assets of the Businesses other than to a Permitted Assignee pursuant to Section 14.8, or assets in the ordinary course of business of the Businesses.

         6.8. REPRESENTATIONS AND WARRANTIES OF SELLERS. Purchasers represent and warrant that to Purchasers' Knowledge, all representations and warranties of Sellers under this Agreement are true and accurate in all material respects.

         6.9. ORGANIZATION, POWER AND QUALIFICATIONS. Each Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of its state of formation. Each Purchaser has full power to enter into this Agreement and to consummate the transactions contemplated hereby.

         6.10. CAPITALIZATION. As of the date hereof, (i) the authorized capital stock of Columbus Acquisition consists of 1,000 shares of common stock, 100 of which are issued and outstanding and 80 of those shares are owned by Paul, (ii) the authorized capital stock of Greystone Acquisition consists of 1,000 shares of common stock, 100 of which are issued and outstanding and 70 of those shares are owned by Paul, and (iii) Paul owns 99% of the membership interest of Montclair Acquisition. There are no outstanding (a) securities convertible into or exchangeable for such capital stock and membership interest; (b) options, warrants, or other rights to purchase or subscribe to such capital stock or securities convertible or exchangeable for such capital stock and membership interest; or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of such capital stock and membership interest.

         6.11. CORPORATE ACTION. All action necessary on the part of each Purchaser to execute and deliver to Sellers this Agreement and the performance or satisfaction of the obligations of each Purchaser in connection with the transactions contemplated by this Agreement has been or will have been duly taken prior to the Closing. This Agreement constitutes the valid and binding obligation of each Purchaser and is enforceable against each Purchaser in accordance with its terms, except as such enforcement may be affected by bankruptcy, moratorium and other laws relating to creditor's rights generally or general principles of equity.

                       SECTION 7. CONDITIONS PRECEDENT TO
                       OBLIGATIONS OF PURCHASERS TO CLOSE

         The obligations of Purchasers to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which Purchasers may, in their sole discretion, waive.

         7.1. REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing, except for any representations or warranties that to Purchasers' Knowledge, were not true and correct in all material respects as of the date hereof. Purchasers shall have received a certificate from the Chief Operating Officer of USD to such effect (the "Sellers' Officer's Certificate").

         7.2. PERFORMANCE OF OBLIGATIONS OF SELLERS. Each Seller shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date.

         7.3. NO OBSTRUCTIVE PROCEEDINGS. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or Governmental Authority shall be existing against Purchasers or an Affiliate of Purchasers which seeks to or would render it unlawful as of the Closing to effect the sale of the Purchased Shares in accordance with the terms hereof, and no such action shall seek damages against Purchasers or an Affiliate of Purchasers in a material amount by reason of the transactions contemplated hereby.

         7.4. NO ADVERSE CHANGE. Between the date hereof and the Closing Date, there shall have not been (i) any event which would result in a Material Adverse Effect and (ii) any material loss or damage to the Businesses.

         7.5. FINANCING. Within 14 days from the date hereof, Purchasers shall have obtained a binding loan commitment for the financing necessary to pay the Purchase Price on the Closing Date.

         7.6. LEASE EXTENSIONS. The leases set forth on SCHEDULE 7.6 hereto shall have been extended on a basis not materially less favorable to the Businesses than the terms and conditions set forth on SCHEDULE 7.6 hereto.

         7.7. INTERIM JOINT OPERATING AGREEMENT. Purchasers and USD shall have executed and delivered an interim joint operating agreement (the "Interim Joint Operating Agreement") in substantially the form attached hereto as EXHIBIT A.

         7.8. RELEASE/TERMINATION OF LIENS AND ENCUMBRANCES. Sellers shall have obtained the release or termination of all Liens on the assets of the Business, other than Permitted Liens or Liens set forth on SCHEDULE 5.19 hereto.

         7.9. OPERATING AGREEMENT OF MONTCLAIR LLC. Purchasers shall have executed and delivered an amendment to the Operating Agreement of Montclair LLC, dated as of May 10, 2000 (the "Operating Agreement"), whereby Montclair Acquisition will be substituted for USD Montclair in all respects under the Operating Agreement.

                       SECTION 8. CONDITIONS PRECEDENT TO
                        OBLIGATIONS OF SELLERS TO CLOSE

         The obligations of Sellers to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which Sellers may, in their sole discretion, waive.

         8.1. REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of each Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing and Sellers shall have received a certificate of the Chief Executive Officer or other officer of each Purchaser to that effect ("Purchasers' Certificates").

         8.2. PERFORMANCE OF OBLIGATIONS OF PURCHASERS. Each Purchaser shall have performed in all material respects all obligations and covenants required to be performed by such Purchaser under this Agreement prior to or as of the Closing Date.

         8.3. NO OBSTRUCTIVE PROCEEDING. No action or proceeding shall have been instituted or threatened against and no order, decree or judgment of any court, agency, commission or Governmental Authority shall be existing against any Seller or any Business which seeks to or would render it unlawful as of the Closing to effect the sale of the Purchased Shares in accordance with the terms hereof, and no such action whether instituted or threatened shall seek damages against any Seller or any Business in a material amount by reason of the transactions contemplated hereby.

         8.4. PERMITS, APPROVALS AND CONSENTS. Any and all permits, releases, approvals and consents from any Person required for the consummation of the Closing set forth on SCHEDULE 5.3 and required by Section 11.2 shall have been obtained or waived.

         8.5. BOARD APPROVAL. The Board of Directors of USD and the special committee thereof formed on August 28, 2000 (the "August 28th Special Committee") in their sole and absolute discretion shall be satisfied with the terms and conditions of the employment of Paul with USD and his status as a director of USD.

         8.6. INDEPENDENT VALUATION. USD shall have obtained a fairness opinion from an independent investment banking firm, appraisal firm or accounting firm (the "Valuation Firm"), satisfactory to the August 28th Special Committee, to the effect that the transactions contemplated by this Agreement are fair, from a financial point of view, to USD.

                      SECTION 9. CLOSING OF THE TRANSACTION

         9.1. DELIVERIES BY SELLERS. On the Closing Date, each Seller shall deliver (or cause delivery) to Purchasers all of the following:

                  (a) stock certificates representing the Columbus and Greystone Shares duly endorsed (or accompanied by duly executed stock powers);

                  (b) Sellers' Officer's Certificate;

                  (c) a certified copy of the resolutions adopted by each Seller's Board of Directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement;

                  (d) a certificate of good standing of each Seller and Montclair LLC from the Secretary of State of its state of formation;

                  (e) an incumbency certificate of each Seller;

                  (f) The books and records of the Businesses, including the corporate minute books of each Business;

                  (g) Form UCC-3 lien terminations; provided, however, if any third party lien holders refuse to execute Form UCC-3 lien terminations prior to the Closing, then Sellers shall deliver to Purchasers such Form UCC-3 lien terminations within a reasonable time following the Closing; and

                  (h) such other documents as Purchasers or their counsel may reasonably request.

         9.2. DELIVERIES BY PURCHASERS. On the Closing Date, Purchasers shall deliver (or cause delivery) to Sellers all of the following:

                  (a) the Purchase Price;

                  (b) the Releases contemplated by Section 11.2;

                  (c) the Purchasers' Certificates;

                  (d) a certified copy of the resolutions adopted by each Purchaser's Board of Directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement;

                  (e) a certificate of good standing of each Purchaser from the Secretary of State of its state of incorporation; and

                  (f) such other documents as Sellers or their counsel may reasonably request.

                             SECTION 10. TAX MATTERS

         10.1. SECTION 338(h)(10) ELECTION. Purchasers and Sellers agree with respect to the purchase of the Purchased Shares to timely make an election under Internal Revenue Code section 338(h)(10) (and any comparable election under state or local tax law) with respect to Greystone and Columbus and shall cooperate with each other in the completion and timely filing of such elections in accordance with the provisions of Treas. Reg. ss. 1.338(h)(10)-1T (and any comparable provision of state or local tax law or any successor provision), including, without limitation, the joint execution of Internal Revenue Service Form 8023 and all required attachments. Purchasers and Sellers agree that the Purchase Price, as adjusted pursuant to Treas. Reg. ss. 1.338-4T, shall be allocated using the fair market values of the assets of Greystone and Columbus as are set forth on SCHEDULE 10.1 hereto. To the extent Purchasers and Sellers can't agree on an appropriate allocation within 60 days after the Closing, Purchasers may, retain a nationally recognized independent appraiser acceptable to both Purchasers and Sellers to determine the fair market value of each asset of Greystone and Columbus. The fees and expenses of such appraiser shall be paid by Purchasers. Neither Purchasers nor Sellers shall take any position on any tax return or with any taxing authority that is inconsistent with the agreed fair market values of the assets set forth on SCHEDULE 10.1, provided that Purchasers and Sellers may take a tax position consistent with any examination adjustments made by the Internal Revenue Service or applicable state, local or foreign taxing authorities.

         10.2. FILING OF RETURNS. Sellers shall properly and timely prepare, file and deliver to the appropriate authorities or other persons all tax returns, reports and forms with respect to Montclair LLC, Greystone, Columbus and any affiliated entities required to be filed and delivered, for any taxable period ending on or before the Closing Date, and shall ensure that all Charges (as hereinafter defined) and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for the nonpayment thereof, unless any such amounts are being contested in good faith by appropriate proceedings, or any such fine, penalty, interest, late charge or loss has been paid. For purposes of this Agreement, "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments and charges, liens, claims or encumbrances upon or relating to (i) Greystone's, Columbus's and any affiliated entities' employees, payroll, income, or gross receipts, (ii) Greystone's, Columbus's and any affiliated entities' ownership or use of any of their assets, or (iii) any other aspect of Greystone's, Columbus's and any affiliated entities' business, in each case including any and all interest and penalties. For any period not ending prior to or on the Closing Date, Purchasers shall timely prepare and file with or deliver to the appropriate authorities or other persons all tax returns, reports and forms required to be filed or delivered. Purchasers and Sellers agree that the federal income tax return filed by Sellers with respect to Greystone and Columbus shall be for the period ending as of the Closing Date.

         10.3. AD VALOREM AND SIMILAR TAXES. Ad valorem, property and similar taxes and assessments (other than taxes on income, gain or receipts, or transfer taxes in respect of the Purchased Shares) based upon or measured by the value of the assets of Greystone and Columbus shall be divided or prorated between Purchasers and Sellers as of the Closing Date based on the amount of such taxes paid for the previous year, unless a new tax statement is received prior to the Closing Date, in which event the tax apportionment made as of the Closing Date shall be adjusted in accordance with such new tax statement or as otherwise mutually agreed. In this regard, Sellers shall assume responsibility for such taxes attributable to the period of time prior to the Closing Date and the Purchasers shall assume responsibility for the periods of time thereafter. A period not ending on the Closing Date shall be referred to as a "Straddle Period". Real, personal and intangible personal property Taxes of Montclair LLC, Greystone, and Columbus for a Straddle Period allocable to Sellers shall be equal to the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is a number of days in a Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the Straddle Period. All other Taxes for the portion of the Straddle Period ending on the Closing Date shall be computed as if such taxable period ended as of the close of business on the Closing Date. Not later than 30 days after the Closing Date, Purchasers and Sellers shall determine and shall pay all amounts required to be paid pursuant to such allocation.

         10.4. CLOSING OF TAXABLE AND BOOK YEAR. For federal tax purposes, pursuant to Treasury Regulations Sections 1.706-1(c)(1) and 1.708-1(b)(1)(iv), the taxable year of Montclair LLC shall close on the Closing Date and shall be its final taxable year (the "Final Taxable Year"). From and after the Closing Date, Montclair LLC shall commence a new short tax year for federal income tax purposes, which short tax year shall end on December 31 of that calendar year. Sellers represent that an election pursuant to Section 754 of the IRC is in effect for Montclair LLC, or if not in effect Sellers and Montclair LLC agree to cause Montclair LLC to make such an election. If required by this paragraph, such election shall be included in Montclair LLC's timely filed federal income tax return for the Final Taxable Year. Purchasers and Sellers agree that the Purchase Price shall be allocated using the fair market values of the assets of Montclair LLC as are set forth on SCHEDULE 10.4 hereto. To the extent Purchasers and Sellers can't agree on an appropriate allocation within 60 days after the Closing, Purchasers may, retain a nationally recognized independent appraiser acceptable to both Purchasers and Sellers to determine the fair market value of each asset of Montclair LLC. The fees and expenses of such appraiser shall be paid by Purchasers. Neither Purchasers nor Sellers shall take any position on any tax return or with any taxing authority that is inconsistent with the agreed fair market values of the assets set forth on SCHEDULE 10.4, provided that Purchasers and Sellers may take a tax position consistent with any examination adjustments made by the Internal Revenue Service or applicable state, local or foreign taxing authorities.

         10.5. AUDITS. In the event of an audit by a taxing authority involving a Seller, the consent of the Purchasers shall not be required unless Taxes are being assessed against a Purchaser and the Seller has not provided funds to pay any such Taxes.

                              SECTION 11. COVENANTS

         11.1. EFFORTS TO CONSUMMATE Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable law in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all permits, authorizations, consents and approvals of any authority or other Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the other documents, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to such party's obligations hereunder, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. Time shall be of the essence in the performance of this Agreement.

         11.2. RELEASES. Purchasers shall use all commercially reasonable efforts to cause a Purchaser or one or more of its Affiliates to be substituted in all respects for each Seller, as the case may be, effective as of the Closing, in respect of all obligations of such Seller relating to Montclair LLC, Greystone or Columbus, as the case may be, so that each Seller shall from and after the Closing cease to have any obligation whatsoever arising from or in connection with such obligations (the "Releases"). If Purchasers are unable to effect such Releases after using their commercially reasonable efforts to do so, Purchasers shall obtain letters of credit, on terms and from financial institutions satisfactory to each Seller, with respect to the obligations for which Purchasers do not effect such substitution.

         11.3. USE OF NAME.

                  (a) Sellers shall transfer at the Closing to Purchasers any rights Sellers may have to use the trademarks and/or trade names "Greystone Imaging Center", "Montclair Road Imaging Center" and "Columbus Diagnostic Center" and any other marks belonging to Sellers, or any derivative of such names or marks that were used by the Businesses in the ordinary course of business prior to the Closing.

                  (b) In connection with the same, Purchasers shall remove or cover, or shall have caused to be removed or covered, no later than 90 days after the Closing Date, the trademarks and/or trade names "US Diagnostic Inc." or "USD" or any other marks belonging to Sellers (other than those described in subsection (a) above), or any derivative of such names or marks, from labels, containers, signs, panels, flags, brochures, manuals, literature, real property signage, vehicles and other material or matter (regardless of medium).

         11.4. PUBLICITY. Except as otherwise required by applicable law or the disclosure rules and regulations of the Securities and Exchange Commission, neither Purchasers nor Sellers shall issue any press release or make any other public statement (including statements to Employees) relating to this Agreement or the transactions contemplated hereby without obtaining the prior written approval of all other parties hereto to the contents and manner of presentation and publication thereof.

         11.5. CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, Sellers will cause Columbus, Montclair LLC and Greystone to continue to conduct the Businesses in the usual and ordinary course of business and in substantially the same manner as previously conducted, including without limitation that (i) Sellers will cause Columbus, Montclair LLC and Greystone to pay all accounts payable which are due more than 60 days and will collect all accounts receivable in the ordinary course of business consistent with past practices and shall not factor or finance any such receivables, and (ii) Sellers will continue to maintain workers compensation insurance for all of the Employees.

         11.6. REVISION OF SCHEDULES. During the period from the date hereof to the Closing Date, the parties shall be able to amend the schedules to this Agreement to correct any factual inaccuracies or omissions including but not limited to assumed obligations, obligations and material contracts contained in such schedules at any time between the date hereof and the Closing Date, provided, however, any contemplated change must be approved by all parties to this Agreement.

         11.7. FINANCIAL STATEMENTS. Within 75 days after the Closing Date, USD shall provide to Purchasers a balance sheet and statement of operations of each Business as of the Closing Date.

         11.8. SOLICITATION OF TRANSACTIONS. From the date of this Agreement until the occurrence of the Closing, Sellers will not directly or indirectly through the Valuation Firm send bid packages or contact bidders regarding the Businesses to any Persons. If the August 28th Special Committee receives an offer, proposal or request for information regarding the acquisition or purchase of the Businesses or any of them (any such offer or proposal being hereinafter referred to as an "Acquisition Proposal"), the August 28th Special Committee on behalf of Sellers shall have the right to negotiate the terms of such Acquisition Proposal. In the event the August 28th Special Committee determines in its sole discretion that any such Acquisition Proposal would provide to Sellers a value which is not less than 105% of the value of the transaction contemplated hereby, then Sellers shall have the right to terminate this Agreement and proceed with the Acquisition Proposal.

         11.9. FINANCING. Purchasers shall use their commercially reasonable efforts to obtain the financing commitment as provided in Section 7.5 and the actual financing necessary to pay the Purchase Price on the Closing Date.

         11.10. FURTHER ASSURANCES. Following the Closing, Sellers and Purchasers shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         11.11. PREVIOUS BIDDERS. Purchasers agree that for the six month period following the Closing Date, Purchasers will not issue any equity interests in Purchasers to any Person that has previously expressed interest in purchasing the Businesses.

         11.12. INTERCOMPANY RECEIVABLES. At the Closing Date, (a) all obligations of USD and its subsidiaries (other than Columbus, Greystone and Montclair LLC) to Columbus, Greystone and Montclair LLC shall be satisfied in accordance with their terms and (b) all obligations of Columbus, Greystone and Montclair LLC to USD and its subsidiaries (other than Columbus, Greystone and Montclair LLC) shall be eliminated or otherwise canceled in a manner which does not and will not have any adverse tax consequences on Columbus, Greystone and Montclair LLC. Each of the obligations described in clauses (a) and (b) of this
Section 11.12 as of the date hereof are set forth on SCHEDULE 11.12.

                           SECTION 12. INDEMNIFICATION

         12.1. SURVIVAL AND LIMITATION ON LIABILITIES.

                  (a) All representations and warranties of the parties contained in this Agreement shall survive the Closing for 18 months following the Closing Date other than the representations and warranties of Sellers set forth in Section 5.14 which shall survive until the expiration of the statute of limitations in respect thereof. No action or proceeding may be brought with respect to any of the representations or warranties set forth in this Agreement (including any claim for indemnification made pursuant to Sections 12.2 and 12.3 below), unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty shall have been delivered to the party alleged to have breached such representation or warranty prior to the expiration of the survival terms set forth in the preceding sentence. Notwithstanding anything in this Agreement to the contrary, with respect to any claim with respect to a breach of any representation or warranty (including any indemnification claims relating thereto), (i) neither Purchasers nor a Permitted Assignee shall be entitled to receive any damages or to indemnification from any Seller with respect to a single Business until the Purchasers' Losses with respect to that Business exceed, in the aggregate $50,000, in which case Purchasers or a Permitted Assignee shall be entitled to indemnification from such Seller only to the extent such Losses exceed $50,000, (ii) Purchasers or a Permitted Assignee shall not be entitled to receive any damages or to indemnification from any Seller with respect to any breach of any representation or warranty under Section 5 hereof if a Purchaser, any equity holder, officer or director of such Purchaser, any Permitted Assignee or any equity holder, officer or director of such Permitted Assignee knew or should have known at any time prior to the Closing of the facts or circumstances relating to events or conditions constituting or resulting in such breach of representation or warranty, (iii) in no event shall Sellers collectively be required to pay an aggregate amount in excess of $2,000,000 in respect of the Purchasers' Losses,
(iv) Sellers, individually and in the aggregate shall not be entitled to receive any damages or to indemnification from Purchasers with respect to any breach of any representation or warranty under Section 6 hereof if a Seller or any director or officer of any Seller knew or should have known at any time prior to the Closing of the facts or circumstances relating to events or conditions constituting or resulting in such breach of representation or warranty, and (v) in no event shall

Purchasers be required to pay an aggregate amount in excess of $2,000,000 in respect of Sellers' Losses.

                  (b) The covenants and agreements contained in Sections 11.1 and 11.5 shall not survive the Closing. The remaining covenants and agreements (including but not limited to the indemnities) contained in this Agreement shall survive the execution and delivery hereof and the completion of the transactions contemplated herein. The limitations set forth in subsection (a) above shall not apply to any claim for breach of any covenants or agreements contained in this Agreement.

         12.2. INDEMNIFICATION BY EACH SELLER. For 18 months from the date hereof, each Seller agrees, solely with respect to each Business sold by it, to indemnify Purchasers or Permitted Assignee with respect to, and hold Purchasers or Permitted Assignee harmless from, any loss, liability, damage, cost or expense including, but not limited to, reasonable legal fees and expenses and any tax liabilities of Sellers, Columbus, Greystone or Montclair LLC, or of any member of the consolidated federal income tax group of which Sellers are members for any period ending on Closing Date or for any tax liability allocable to the portion of any Straddle Period ending as of the Closing Date (collectively, the "Losses") which Purchasers or any Permitted Assignee may incur or suffer from a third party claim which results from or arises out of the inaccuracy of any representation or warranty made by such Seller in this Agreement (unless any inaccuracy is corrected by such Seller prior to Closing in a supplement to any schedule hereto) or Purchasers or any equity holder, officer or director of any Purchaser, any Permitted Assignee, or any equity holder, officer or director of any Permitted Assignee knew or should have known, at any time prior to the Closing, of such inaccuracy.

         12.3. INDEMNIFICATION BY PURCHASERS. For 18 months from the date hereof, each Purchaser agrees to jointly and severally indemnify each Seller with respect to, and hold each Seller harmless from, any Losses which such Seller may incur or suffer from a third party claim which results from or arises out of the inaccuracy of any representation or warranty made by such Purchaser in this Agreement.

         12.4. PROCEDURES FOR INDEMNIFICATION. Promptly after receipt by an indemnified party under Section 12.2 or Section 12.3 of notice of the commencement of any third party action for which indemnification may be available under Section 12.2 or 12.3, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify that indemnifying party shall not relieve it of any liability that it may have to any indemnified party, except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall elect, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses, in each case incurred by such indemnified party in connection with the indemnified party's own defense thereof, other than reasonable costs of investigation and costs and expenses of legal counsel if the indemnified party and the indemnifying party are both parties to the action and the indemnified party has been advised by counsel that there may be one or more defenses available to it and not available to the indemnifying party which defenses result in a conflict of interest. If an indemnifying party assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonable withheld) unless (i) there is no finding or admission or any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

         12.5. LIMITATION OF RECOURSE. The rights of the parties for indemnification relating to breaches of the representations and warranties contained in this Agreement shall be strictly limited to those contained in
Section 12 hereof; provided, however, either party may seek injunctive relief against the other for a breach of Section 11.4, Section 14.12 and Section 14.14.

         12.6. PUNITIVE DAMAGES. No party to this Agreement shall seek or be entitled to punitive, exemplary and/or consequential damages with respect to any claim under this Agreement.

                             SECTION 13. TERMINATION

         13.1. TERMINATION EVENTS.

                  (a) Sellers may terminate this Agreement by delivery of notice of termination to Purchasers if at any time prior to the Closing Date:

                           (i) Any Purchaser fails or refuses to perform in any
material respect any obligation or covenant to be performed by it pursuant to this Agreement prior to the Closing Date and the breach has not been cured within ten business days following the receipt of notice by such Purchaser of the breach;

                           (ii) Any of the conditions in Section 8 of this
Agreement has not been satisfied as of October 31, 2000 or, if satisfaction of such a condition is or becomes impossible (other than through the failure of such Seller to comply with its obligations under this Agreement), Sellers have not waived such condition on or before October 31, 2000;

                           (iii) In accordance with Section 11.8 hereof; or

                           (iv) Pursuant to Section 7.5, Purchasers have not
received and delivered to Sellers within 14 days of the date hereof, a binding commitment necessary for any financing necessary for Purchasers to pay the Purchase Price on the Closing Date.

                  (b) Purchasers may terminate this Agreement by delivery of notice of termination to Sellers if any time prior to the Closing Date:

                           (i) Sellers fail or refuse to perform in any material
respect any obligation or covenant to be performed by them pursuant to this Agreement prior to the Closing Date which has not been cured within ten business days following receipt of notice of the breach; or

                           (ii) Any of the conditions set forth in Section 7 of
this Agreement has not been satisfied as of the Closing Date or, if satisfaction of such a condition is or becomes impossible (other than through the failure of any Purchaser to comply with its obligations under this Agreement), Purchasers have not waived such condition on or before the October 31, 2000.

                  (c) The parties may terminate this Agreement at any time prior to the Closing Date by mutual written consent; or

                  (d) Any party may terminate this Agreement by delivery of notice of termination to the other party if the Closing has not occurred on or before October 31, 2000, or such later date as the parties may agree upon in writing.

         13.2. EFFECT OF TERMINATION. Each party's right of termination under
Section 13.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 13.1, all further obligations of the parties under this Agreement shall terminate, except that the rights and obligations in Sections 11.4, 14.4, 14.6, 14.7, 14.12 and 14.13 of this Agreement shall survive; PROVIDED, HOWEVER, notwithstanding anything to the contrary contained in this Agreement, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions of the terminating party's obligations under this Agreement are not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired; and FURTHER, PROVIDED, (i) that if after the conditions set forth in Section 7.5 are satisfied, the Purchasers fail to pay the Purchase Price because they have not received adequate financing to pay the Purchase Price, then Purchasers shall reimburse Sellers up to $30,000 for amounts charged by the Valuation Firm in connection with the Valuation Firm's fairness opinion, and (ii) if this Agreement is terminated pursuant to Section 13.1(a)(iii) hereof, USD shall pay to Purchasers all reasonable out-of-pocket expenses up to $30,000 incurred by them in connection with the transactions contemplated hereby, such reimbursement to be made in either case by bank or certified check in immediately available funds within five days after receipt by the reimbursing party of a statement of such expenses.

                            SECTION 14. MISCELLANEOUS

         14.1. SEVERABILITY. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including thereon any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

         14.2. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one Agreement.

         14.3. HEADINGS. Section headings used in this Agreement have no legal significance and are used solely for convenience of reference.

         14.4. EXPENSES. Each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated, except as provided in Section 13.2 of this Agreement.

         14.5. TRANSFER TAXES. Any income, sales, transfer, use or excise taxes payable in connection with these transactions shall be paid by the party responsible therefor under applicable local law.

         14.6. LAW GOVERNING. This Agreement shall be deemed to have been entered into under the laws of the State of Florida, and the rights and obligations of the parties hereunder shall be governed and determined according to the laws of said state without giving any effect to conflict of laws.

         14.7. INDEMNIFICATION FOR BROKER FEES. Each Seller agrees to indemnify and save harmless each Purchaser, and each Purchaser agrees to indemnify and save harmless each Seller and its Affiliates, from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses (including, without limitation, reasonable attorneys' fees and disbursements in connection therewith) for any brokers or finders fees arising with respect to brokers or finders engaged by the non-indemnifying party.

         14.8. BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Purchaser without the prior written consent of Sellers which may be withheld in their sole discretion. Notwithstanding the foregoing, each Purchaser shall have the right prior to the Closing Date to assign its rights under this Agreement to an entity of which Paul directly or indirectly owns at least a majority of the equity interests therein (a "Permitted Assignee"). Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         14.9. ENTIRE AGREEMENT. This Agreement and the schedules and documents delivered pursuant hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby. No delay in the exercise of any rights by any party hereunder shall operate as a waiver of any rights of such party.

         14.10. ACCESS TO RECORDS. For a period of seven years after the Closing Date, Sellers shall have the right, at their expense, and during normal business hours upon prior written notification, to inspect and copy any of the records relating to the operation of the Businesses delivered to Purchasers in connection with this transaction, for the purposes of (a) preparing and/or defending tax returns for the period prior to the Closing Date, (b) obtaining information relating to claims arising from the operation of the Business prior to the Closing Date or (c) any other commercially reasonable purpose. During such seven year period, Purchasers shall not destroy or discard such records. After such seven year period, Purchasers may destroy or discard such records, but must provide Sellers with at least 90 days' prior written notice of its intentions and shall give each Seller the right, at their expense, to remove from Purchasers' premises any such records. The parties hereto acknowledge and agree that although the records relating to patients treated at the Businesses prior to the Closing Date shall remain the property of each Seller, each Seller agrees to leave such records at the Businesses in Purchasers' custody after the Closing Date and Purchasers agree to retain such records in their custody, with the same degree of care as given to Purchasers' own business records, for each Seller's benefit as long as such records are required to be maintained by law. Purchasers agree to, during normal business hours, afford each Seller, its counsel, its accountants, or agents who have reasonable need for such access, full access to the patient records as Sellers may reasonably request at each Seller's expense.

         14.11. NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, mailed by national overnight courier, postage prepaid, or sent via telecopier:


         If to Purchasers:                      With a copy to:

              U S Diagnostic Inc.                   Richard B. Comiter & Associates, P.A.
              250 South Australian Avenue,          Esperante Building
              Clearlake Center, 9th Floor,          222 Lakeview Avenue, Suite 200
              West Palm Beach, Florida 33401        West Palm Beach, Florida 33401
              Attn: Joseph A. Paul                  Attn: Richard Comiter, Esq.

         If to Sellers:                         With a copy to:

              U S Diagnostic Inc.                   Greenberg Traurig, P.A.
              250 South Australian Avenue,          1221 Brickell Avenue
              Clearlake Center, 9th Floor,          Miami, Florida  33131
              West Palm Beach, Florida 33401        Attn: Phillip J. Kushner, Esq.
              Attn:  David Mcintosh


or to such other address as Sellers or Purchasers may designate by notice to the other.

         14.12. CONFIDENTIALITY.

                  (a) Prior to the Closing, each Purchaser shall, and shall cause its Affiliates and its and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning Sellers and their Businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by such Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to such Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers on a non-confidential basis prior to its disclosure by such Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers and
(iii) information that is required to be disclosed by such Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that such Purchaser promptly shall notify Sellers of any disclosure pursuant to clause (iii) of this Section 14.12(a) in order to give Sellers a reasonable opportunity to respond to any such required disclosure.

                  (b) Sellers shall, and shall cause their Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, Purchasers or the Business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Sellers or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a non-confidential basis prior to its disclosure by Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Sellers or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Seller shall promptly shall notify Purchasers of any disclosure pursuant to clause (iii) of this Section 14.12(b).

         14.13. ATTORNEYS' FEES. In the event that a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the prevailing party.

         14.14. NON-COMPETITION. Each Seller hereby agrees that USD and each of its subsidiaries shall, for a period from the Closing Date until the second anniversary thereof, (the "Covenant Period") but only so long as Purchasers remain engaged in the medical imaging business in the Restricted Location (as hereinafter defined), refrain from, anywhere within a 30-mile radius of the primary location of each Business (the "Restricted Location"), directly or indirectly, owning, managing, operating, controlling or financing, any mobile or fixed diagnostic imaging business that is competitive with the

Business; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) the ownership or operation of imaging centers in the Restricted Location which USD or any of its subsidiaries owned or operated at the time of the Closing Date,
(ii) the ownership of not more than five percent of the outstanding capital stock of any company listed by a national securities exchange or an over-the-counter stock listed by the National Association of Securities Dealers; and PROVIDED, FURTHER, HOWEVER, that if USD acquires or is acquired by or merges with or into, a company which owns or operates diagnostic imaging facilities and which is engaged in a business which is competitive with the Businesses, and such company owns, operates, or has placed a deposit on an MRI or other medical imaging modality for, a facility within the Restricted Location, USD will not be deemed in breach of this covenant by virtue of the consummation of any such merger or acquisition.

                                    SCHEDULES

Schedule 3.1               Purchase Price
Schedule 5.3               Consents
Schedule 5.7               Litigation
Schedule 5.8               Material Contracts
Schedule 5.9(a)            Employee Benefit Plans
Schedule 5.9(c)            Employees
Schedule 5.10(a)           Leased Real Property
Schedule 5.10(b)           Encumbrances
Schedule 5.11              Environmental Matters
Schedule 5.12              Financial Statements
Schedule 5.14              Taxes
Schedule 5.16              Certain Changes
Schedule 5.19              Liens
Schedule 7.6               Lease Extensions
Schedule 10.1              Columbus and Greystone Purchase Price Allocation
Schedule 10.4              Montclair LLC Purchase Price Allocation
Schedule 11.2              Intercompany Receivables

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the day and year first above written.


                                    PURCHASERS:


                                    COLUMBUS ACQUISITION CORP.



                                    By: /s/ Joseph A. Paul
                                        ----------------------------------------
                                    Title: President
                                          --------------------------------------


                                    GREYSTONE ACQUISITION CORP.



                                    By: /s/ Joseph A. Paul
                                        ----------------------------------------
                                    Title: President
                                          --------------------------------------


                                    MONTCLAIR ACQUISITION LLC



                                    By: /s/ Joseph A. Paul
                                        ----------------------------------------
                                    Title: President
                                          --------------------------------------


                                    SELLERS:

                                    US DIAGNOSTIC INC.



                                    By: /s/ Leon F. Maraist
                                        ----------------------------------------
                                    Title: VP
                                          --------------------------------------


                                    USD MONTCLAIR, INC.



                                    By: /s/ Leon F. Maraist
                                        ----------------------------------------
                                    Title: VP
                                          --------------------------------------


                                    MEDITEK INDUSTRIES CORP.



                                    By: /s/ Leon F. Maraist
                                        ----------------------------------------
                                    Title: VP
                                          --------------------------------------